Acadia Realty Trust Announces Fourth Quarter and
                   Year-End 2003 Operating Results;

2003 Earnings Driven by Strong External Growth and Solid Portfolio Performance


    NEW YORK--(BUSINESS WIRE)--Feb. 17, 2004--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") and owner and operator of shopping centers anchored by grocery and value-oriented retail, today reported operating results for the quarter and year ended December 31, 2003. All per share amounts are on a diluted basis.

    2003 Highlights

    Quarter and year-end earnings on track

    -- Funds from operations ("FFO") per share for the quarter of $0.19 included charges totaling $0.04 for a non-cash charge associated with the redevelopment of the Town Line Plaza and share option-based compensation. FFO before these charges was consistent with guidance and represented a 20% increase over 2002 FFO from continuing operations

    -- FFO per share for the year were $0.92, which, before the above charges exceeded 2003 guidance by $0.01

    -- Earnings per share for the quarter and year were $(0.04) and $0.27, respectively

    Portfolio occupancy up 1.3% with 10.1% rent spreads

    -- Executed new and renewal leases totaling 568,000 square feet, or 8% of the portfolio

    --  Town Line Plaza added to redevelopment pipeline

    -- Two former Ames centers re-anchored at average 62% base rent increase

    Balance sheet ratios remain strong - Dividend increased

    --  39% debt to total market capitalization

    --  3.0 to 1 fixed-charge coverage

    --  85% of debt is fixed-rate

    --  Dividend increased by 10% for fourth quarter 2003

    -- Maintained conservative dividend payout ratio for 2003 of 63% of FFO

    2003 earnings fueled by $0.095 FFO accretion from two portfolio acquisitions - Future growth opportunities enhanced with new venture

    -- Brandywine Portfolio; one-million square foot value-based retail portfolio

    -- Kroger/Safeway Portfolio; one-million square foot supermarket portfolio of 25 Kroger and Safeway supermarkets

    -- Formation of new venture in 2004 with Klaff Realty, L.P. and Lubert-Adler Management, Inc. for investments in surplus and underutilized properties

    Fourth Quarter and Year-End Operating Results - In-Line with
Guidance

    Fourth quarter FFO was $5.7 million, or $0.19 per share. These results include a charge of $1.0 million for option-based compensation as well as a non-cash charge of approximately $200,000 as a result of the straight-line rent write-off related to the buyout and termination of the former anchor lease at the Company's Town Line Plaza redevelopment project. A new lease has been executed for a Super Stop & Shop supermarket at a 33% increase in total rent over the former anchor with no interruption in rent payments. Before these charges, fourth quarter FFO was $6.9 million, or $0.23 per share, which was in-line with Acadia's 2003 earnings guidance and represented a 20 % increase over 2002 FFO from continuing operations of $0.19 per share.
    FFO for the year was $26.9 million, or $0.92 per share. Before the above charges, FFO was $28.1 million, or $0.96 per share, which was $0.01 per share above the upper range of Acadia's 2003 earnings guidance. For comparative purposes, 2003 FFO also included $1.2 million, or $0.04 per share of additional rents received during the first quarter related to the assignment of an anchor lease, while 2002 FFO from continuing operations of $27.4 million, or $0.94 per share, included $3.8 million, or $0.13 of lease termination income received from a single former tenant.
    Net loss for the fourth quarter 2003 was $1.2 million, or $0.04 per share on a fully diluted basis. This included the above charges as well as an additional non-cash write-off of $2.7 million of unamortized tenant improvement costs related to the buyout and termination of the former anchor at the Town Line Plaza redevelopment project. This compares with fourth quarter 2002 net income of $7.2 million, or $0.28 per share, which included income of $5.8 million, or $0.22 per share from discontinued operations. Net income for the year ended December 31, 2003 was $7.1 million, or $0.27 per share compared to 2002 net income of $19.4 million or $0.76 per share. Included in 2002 net income was $7.9 million in income from discontinued operations, totaling $0.31 per share.

    Redevelopment Activity - New Project Added to Redevelopment
Pipeline - New Anchors Now Open in Former Ames Locations

    As previously announced, Acadia added an additional project to its redevelopment pipeline during the quarter. The Company's three existing projects progressed on time and on budget during 2003:

    Super Stop & Shop to Replace GU Markets at the Town Line Plaza

    Acadia is re-anchoring the center with a new Super Stop & Shop supermarket, replacing a former GU Markets at the Town Line Plaza, located in Rocky Hill, Connecticut. The existing building is being demolished and will be replaced with a 66,000 square foot Super Stop & Shop. The new supermarket anchor is paying total rent at a 33% increase over that of the former tenant with no interruption in rent payments. It is anticipated this project will be completed during the first quarter of 2005.

    Home Depot Replaces Ames at the Plaza 422

    Home Depot held its grand opening during the quarter at the Plaza 422 redevelopment project located in Lebanon, Pennsylvania. The expansion of the former 83,000 square foot Ames space to a 104,000 square feet Home Depot included the recapture and demolition of the formerly enclosed portion of the center. Acadia is now collecting double the base rent of that which was paid by Ames. In connection with the redevelopment project, Acadia also recaptured another 48,000 square feet of space, for which re-leasing is underway.

    Bon Ton Department Store Replaces Ames at the New Loudon Center

    The Bon Ton Department Store also opened for business during the quarter as part of the redevelopment of the New Loudon Center located in Latham, New York. Occupying 66,000 square feet formerly occupied by an Ames department store, Bon Ton is paying base rent at a 15% increase over that of Ames. In addition, Acadia has now leased the balance of the former Ames space to Marshall's, an existing tenant at the center, which will be expanding its current 26,000 square foot store to 37,000 square feet. The Company will also install a new 49,000 square foot Raymour and Flanigan Furniture store at this center. Following the completion of this project in mid-2004, this community shopping center will be 100% occupied.

    Gateway Shopping Center

    During 2003, Acadia completed the de-malling and re-anchoring of the Gateway Shopping Center located in South Burlington, VT. The project, formerly a partially enclosed mini-mall with an undersized Grand Union, was converted into a new open-air community shopping center with a 72,000 square foot Shaw's supermarket which opened during the year.

    Portfolio Activity - Portfolio Occupancy up 1.3%

    On a year-over-year basis, Acadia increased its portfolio occupancy by 1.3%. Year-end 2003 occupancy was 87.6% compared to 86.3% at year-end 2002. The 2003 occupancy gains resulted primarily from the re-tenanting of two former Ames locations; Home Depot at the Plaza 422 and Bon Ton Department Store at the New Loudon Center. Current occupancy still reflects the temporary effect of two other former Ames locations for which leasing is still underway. These locations represent 166,000 square feet, or 3.2% of the total retail portfolio GLA. On a sequential basis, year-end 2003 occupancy decreased 20 basis points from that of third quarter 2003. This was primarily a result of the Company recapturing 48,000 square feet at the New Loudon Center redevelopment project which has already been re-leased to a Raymour and Flanigan Furniture store which is expected to open mid-2004.
    During 2003, Acadia executed new and renewal leases totaling 568,000 square feet, or 8% of the portfolio (including joint venture properties), at an average increase of 10.1% over the previous base rents on a cash basis. Average in-place rents were $10.22 per square foot at year-end which represents a 6.7% increase over 2002 in-place rents on a same property basis.
    Same property net operating income ("NOI") increased 2.0% for fourth quarter 2003 over 2002. Excluding the temporary $1.6 million effect from the four former Ames locations (two of which have now been re-anchored at an average 62% increase over the former Ames base rent), NOI was up 1.6% year over year. Including the impact from these closings, NOI declined $1.0 million, or 2.4%.

    Balance Sheet - Solid Platform for Growth

    For 2003, the strength of Acadia's balance sheet was evidenced by positive trends in its financial ratios as well as sufficient working capital to fund all of its foreseeable internal and external capital requirements. All financial ratios include the Company's pro-rata share of unconsolidated joint venture debt and interest expense:

    --  Debt to total market capitalization at year-end was 39%
        compared with 49% for 2002

    -- For 2003, 85% of the Company's total mortgage debt, inclusive of the effect of interest rate swaps, was fixed-rate. This contrasts with 74% as of the end of 2002. This was accomplished while maintaining a blended cost of debt of 6.1%

    -- Fixed-charge ratio was 3.0 times (EBITDA / interest expense plus preferred distributions)

    --  Dividend payout ratio for 2003 was 63% of FFO

    -- $50 million currently available under existing credit facilities to fund anticipated capital requirements

    Dividend Increase - 10% Increase for Fourth Quarter 2003 - Follows 11.5% Increase in First Quarter 2003 and 8% Increase in 2002

    During the fourth quarter, Acadia's Board of Trustees approved an increase in Acadia's quarterly dividend to $0.16 per share, which represents a 10% increase over the $0.145 quarterly dividend paid by Acadia for the first three quarters of 2003. This increase was effective for the dividend paid January 15, 2004 to shareholders of record as of December 31, 2003. On an annualized basis, the dividend will increase $0.06 resulting in an annual dividend of $0.64. Acadia has now increased its dividend by more than 30% over the last two years. Even after the recent dividend increase, Acadia expects to maintain a conservative payout ratio of approximately 65% in 2004.

    External Growth Initiatives - Formation of New Venture Follows 2003 Acquisitions totaling $135 million

    Existing Joint Venture - Two Portfolio Acquisitions in 2003 contribute $0.095 FFO with Initial 15% Yields

    Acadia, through Acadia Strategic Opportunity Fund ("ASOF"), acquired two portfolios totaling approximately 2.0 million square feet for $135 million during 2003. The first, the Kroger/Safeway Portfolio, is a one million square foot supermarket portfolio consisting of twenty-five anchor-only leases with either Kroger or Safeway supermarkets. The second is the Brandywine Portfolio, which totals one million square feet, consisting of two open-air, value-based shopping centers. Tenants at these properties include Target, Lowe's, TJ Maxx, Bed Bath & Beyond, Dick's Sporting Goods and Trader Joe's gourmet grocery. Both portfolios, which contributed a total of $0.095 incremental FFO in 2003, are performing ahead of their initial underwriting with leveraged yields in excess of 15%.

    New Retail Venture - Additional Pipeline for External Growth

    As announced in January 2004, Acadia has formed a venture (the "Venture") with Klaff Realty, L.P. ("Klaff") and its long-time capital partner Lubert-Adler Management, Inc. ("Lubert-Adler") for the purpose of making investments in surplus or underutilized properties owned or controlled by retailers. The goal of the Venture will be to invest approximately $300 million in equity over the next three years. Acadia and its current acquisition fund, ASOF, as well as possible subsequent Acadia funds, anticipate investing $60 million, or 20%, of the equity of the Venture. This investment will be in addition to Acadia's current external growth initiatives.
    As an additional component to the transaction with Klaff, Acadia has also acquired Klaff's rights to provide asset management, leasing, disposition, development and construction services for an existing portfolio of retail properties and/or leasehold interests comprised of approximately 10 million square feet of retail space located throughout the United States (the "Klaff Portfolio"). The acquisition involves only Klaff's rights associated with operating the Klaff Portfolio and does not include equity interests in assets owned by Klaff or Lubert-Adler. The Klaff Portfolio consists of 144 properties, including 90 former Service Merchandise stores acquired out of bankruptcy, 35 Levitz Home Furnishing stores acquired through a sale-leaseback transaction and approximately 2 million square feet of other retail assets acquired by Klaff over the past 10 years.
    For the first two years, Acadia will jointly operate the Klaff Portfolio with Klaff's existing organization, ensuring the best possible management structure and a continuity of operations for current ownership. Thereafter, Acadia will assume responsibility for the operations of the majority of the Klaff Portfolio.

    Outlook - Earnings Guidance for 2004

    On a fully diluted basis, the Company currently forecasts its 2004 FFO will range from $0.95 to $1.00 per share. 2004 earnings per diluted share is expected to range from $0.40 to $0.45 per share.
Acadia's 2004 earnings guidance is based on the following assumptions:

    --  Same Property Occupancy and NOI

    The Company's same property portfolio (including joint venture properties on a pro-rata basis) is expected to experience stable growth of approximately 1% to 2% for 2004 with expected portfolio occupancy increasing approximately 1% over 2003. Revenue growth will be driven by redevelopment projects that came on-line in late 2003 as well as anticipated commencements during 2004. This may be partially offset by the potential impact of general tenant credit issues. Expense growth is anticipated to increase moderately from 2003 to 2004, primarily as a result of inflation.

    --  Acquisitions

    Acadia is currently forecasting an incremental external earnings contribution of $0.02 to $0.04 per share through its acquisition joint venture primarily in the second half of 2004.

    --  Interest Expense

    The Company's interest expense forecast assumes a 2% increase in LIBOR during 2004.

    --  General and Administrative

    2004 general and administrative expense is expected to be consistent with 2003, as inflationary increases for 2004 are anticipated to be offset by cost saving measures.

    --  Merchant Development and Lease Termination Income

    There is no projected income in 2004 from these activities.

    The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:


Guidance Range for 2004                                    Low   High
-----------------------                                    ----  ----
Earnings per diluted share                                $0.40 $0.45
Depreciation of real estate and amortization of leasing
 costs:
   Wholly owned and consolidated partnerships              0.48  0.48
   Unconsolidated  partnerships                            0.07  0.07
                                                           ----- -----
Funds from operations                                     $0.95 $1.00
                                                           ===== =====

    Management Comments

    Commenting on the results for the quarter, Kenneth Bernstein, President and CEO, stated, "In 2003, our team was successful in driving the three key components of our business plan. First, we continued to enhance the value of our core portfolio with the launching of three profitable redevelopments which are expected to provide $0.02 to $0.03 of additional FFO in 2004. Second, we maintained and enhanced the strength and flexibility of our balance sheet. At year end our debt to total market cap was 39% and our fixed-charge coverage ratio was 3.0 times. Our dividend payout ratio for the year was one of the most conservative in our sector at 63% even after raising our dividend 30% over two years. Third, we continued our highly opportunistic but disciplined acquisition program adding two important portfolio acquisitions that were consistent with our value-added focus. Looking ahead, the fundamentals of our business plan remain sound and compelling. The potential for internal growth through redevelopments and occupancy gains, coupled with an exciting external growth platform -- further enhanced by our recently announced venture with the Klaff Organization -- should enable us to continue to create strong shareholder value going forward."

    Investor Conference Call

    Kenneth Bernstein, President and CEO, and Michael Nelsen, Sr. Vice President and CFO, will conduct a conference call February 18, 2004 at 12 Noon EST to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-339-2688 (internationally 617-847-3007). No passcode is required.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's Web site at www.acadiarealty.com.
    If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 57909940. The phone replay will be available through Wednesday, February 25, 2004.

    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns (or has interests in) and operates 62 properties totaling approximately nine million square feet, located primarily in the Eastern United States.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.
    The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (or losses) from sales of property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company historically has added back impairments in real estate in calculating FFO, in accordance with prior NAREIT guidance. However, NAREIT, based on discussions with the SEC, has provided revised guidance that provides that impairments should not be added back to net income in calculating FFO. As such, historical FFO has been restated consistent with this revised guidance.

    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com.


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2003 and 2002
             (dollars in thousands, except per share data)

                         STATEMENTS OF INCOME

                                For the quarters     For the years
                                ended December 31,  ended December 31,
           Revenues                 2003    2002        2003     2002
                                  ------- -------    -------- --------
Minimum rents                    $12,818 $12,592    $ 50,168 $ 48,488
Percentage rents                     467     477       1,012    1,079
Expense reimbursements             3,914   3,358      13,539   11,419
Lease termination income              --      --          --    3,945
Other property income                268      83         749      536
Other                                684   1,080       3,977    3,880
                                  ------- -------    -------- --------
     Total revenues               18,151  17,590      69,445   69,347
                                  ------- -------    -------- --------
      Operating expenses
Property operating                 4,470   4,061      15,170   12,274
Real estate taxes                  2,502   2,166       8,799    8,447
General and administrative         3,553   2,886      11,484   10,173
Depreciation and amortization      6,632   3,845      17,909   14,804
Abandoned project costs               --      --          --      274
                                  ------- -------    -------- --------
     Total operating expenses     17,157  12,958      53,362   45,972
                                  ------- -------    -------- --------
Operating income                     994   4,632      16,083   23,375
Equity in earnings of
 unconsolidated partnerships         634     303       2,411      628
Interest expense                  (2,818) (2,810)    (11,231) (11,017)
Gain on sale                          --      --       1,187    1,530
Minority interest                     (7)   (653)     (1,317)  (2,999)
                                  ------- -------    -------- --------
Income (loss) from continuing
 operations                       (1,197)  1,472       7,133   11,517
                                  ------- -------    -------- --------

    Additional financial and portfolio information is available at Acadia Realty Trust's web site at www.acadiarealty.com. Refer to the Year-End 2003 Financial and Operating Reporting Supplement on the Financial Reports page under the Investor Relations section of Acadia's web site.



                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2003 and 2002
             (dollars in thousands, except per share data)

                   STATEMENTS OF INCOME (continued)

                                For the quarters      For the years
                                ended December 31,  ended December 31,
                                    2003    2002         2003    2002
                                  ------- -------      ------- -------
Discontinued operations:

Operating income from
 discontinued operations         $    -- $   151      $    -- $ 1,165
Impairment of real estate             --      --           --    (197)
Gain on sale of properties            --   6,349           --   8,132
Minority interest                     --    (742)          --  (1,218)
                                  ------- -------      ------- -------
Income from discontinued
 operations                           --   5,758           --   7,882
                                  ------- -------      ------- -------
Net income (loss)                $(1,197)$ 7,230      $ 7,133 $19,399
                                  ======= =======      ======= =======
 Net income (loss) per Common
  Share - Basic
Net income (loss) per Common
 Share - Continuing operations   $  (.04)$   .06      $   .27 $   .46
Net income (loss) per Common
 Share - Discontinued
 operations                           --     .23           --     .31
                                  ------- -------      ------- -------
Net income (loss) per Common
 Share                           $  (.04)$   .29      $   .27 $   .77
                                  ======= =======      ======= =======
Weighted average Common Shares    27,335  25,174       26,589  25,321
                                  ======= =======      ======= =======
 Net income (loss) per Common
  Share - Diluted (a)

Net income (loss) per Common
 Share - Continuing operations       n/a $   .06      $   .27 $   .45
Net income (loss) per Common
 Share - Discontinued
 operations                          n/a     .22           --     .31
                                  ------- -------      ------- -------
Net income (loss) per Common
 Share                               n/a $   .28      $   .27 $   .76
                                  ------- -------      ------- -------
Weighted average Common Shares       n/a  25,684       27,496  25,806
                                  ======= =======      ======= =======

    Additional financial and portfolio information is available at Acadia Realty Trust's web site at www.acadiarealty.com. Refer to the Year-End 2003 Financial and Operating Reporting Supplement on the Financial Reports page under the Investor Relations section of Acadia's web site.


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2003 and 2002
             (dollars in thousands, except per share data)

      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (b)

                                For the quarters      For the years
                                ended December 31,  ended December 31,
                                    2003    2002         2003    2002
                                  ------- -------      ------- -------
Net income (loss)                $(1,197)$ 7,230      $ 7,133 $19,399
Depreciation of real estate and
 amortization of leasing costs:
   Wholly owned and
    consolidated partnerships      6,416   3,625       16,957  15,305
   Unconsolidated  partnerships      550     183        2,107     662
Income attributable to minority
 interest in Operating
 Partnership                         (41)    948          717   2,928
Gain on sale of properties (b)        --  (6,349)          --  (8,132)
                                  ------- -------      ------- -------
Funds from operations              5,728   5,637       26,914  30,162
Funds from operations -
 Discontinued operations              --    (168)          --  (2,743)
                                  ------- -------      ------- -------
Funds from operations -
 Continuing operations           $ 5,728 $ 5,469      $26,914 $27,419
                                  ======= =======      ======= =======
Funds from operations per share
 - Basic
Weighted average Common Shares
 and OP Units (c)                 28,475  28,420       28,457  28,998
                                  ======= =======      ======= =======
Funds from operations per share
 - Continuing operations         $   .20 $   .19      $   .95 $   .95
Funds from operations per share
 - Discontinued operations            --     .01           --     .09
                                  ------- -------      ------- -------
Funds from operations per share  $   .20 $   .20      $   .95 $  1.04
                                  ======= =======      ======= =======
Funds from operations per share
 - Diluted
Weighted average Common Shares
 and OP Units  (c)                29,692  28,931       29,364  29,483
                                  ======= =======      ======= =======
Funds from operations per share
 - Continuing operations         $   .19 $   .19      $   .92 $   .94
Funds from operations per share
 - Discontinued operations            --     .01           --     .09
                                  ======= =======      ======= =======
Funds from operations per share  $   .19 $   .20      $   .92 $  1.03
                                  ======= =======      ======= =======


    Additional financial and portfolio information is available at Acadia Realty Trust's web site at www.acadiarealty.com. Refer to the Year-End 2003 Financial and Operating Reporting Supplement on the Financial Reports page under the Investor Relations section of Acadia's web site.


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
                   As of December 31, 2003 and 2002
             (dollars in thousands, except per share data)

                  SELECTED BALANCE SHEET INFORMATION
                                            December         December
                                            31, 2003         31, 2002
                                            --------         --------

Cash and cash equivalents              $     14,663      $     45,168
Rental property, at cost                    427,628           413,878
Total assets                                388,184           410,935
Mortgage notes payable                      190,444           202,361
Total liabilities                           208,916           224,487
     Fixed rate debt: (d)                   156,433           145,236
       % of outstanding debt                     82%               72%
       Weighted average interest rate           6.6%              6.8%
     Variable rate debt                $     34,011      $     57,125
       % of outstanding debt                     18%               28%
       Weighted average interest rate           2.9%              3.3%
Total weighted average interest rate            5.9%              5.8%

    Notes:

    (a) Reflects the potential impact if certain Preferred OP Units and Common Share options were converted to Common Shares at the beginning of the period. Assuming such conversion, net income would be increased by $36 and $50 for the quarters ended December 31, 2003 and 2002, respectively, and $185 and $199 for the years then ended.
    (b) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (or losses) from sales of property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company historically has added back impairments in real estate in calculating FFO, in accordance with prior NAREIT guidance. However, NAREIT, based on discussions with the SEC, has provided revised guidance that provides that impairments should not be added back to net income in calculating FFO. As such, historical FFO has been restated consistent with this revised guidance.
    Included in FFO for the years ended December 31, 2003 and 2002 are gains from the sale of land of $659 and $957, respectively (amounts are net of minority interests).
    (c) In addition to the weighted average Common Shares outstanding for the period, diluted FFO also assumes full conversion of a weighted average 1,140 and 3,246 OP Units into Common Shares for the quarters ended December 31, 2003 and 2002, and 1,868 and 3,677 OP Units into Common Shares for the years then ended.
    (d) Fixed-rate debt includes $86,669 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.

    Additional financial and portfolio information is available at Acadia Realty Trust's web site at www.acadiarealty.com. Refer to the Year-End 2003 Financial and Operating Reporting Supplement on the Financial Reports page under the Investor Relations section of Acadia's web site.

    CONTACT: Acadia Realty Trust
             Investor Relations:
             Jon Grisham, 914-288-8142